Exhibit 23.1

Eugene M Egeberg
Certified Public Accountant
2400 Boston Street, Suite 102
Baltimore, Maryland  21224
(410) 218-1711

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form 10 of Metiscan, Inc. dated December 1, 2011, of our report dated April 11, 2011 related to financial statements of Metiscan, Inc. for the two years ended December 31, 2010 and December 31, 2009.

/s/ Eugene M Egeberg, CPA
Eugene M Egeberg, CPA

December 1, 2011